Exhibit 3.1

FIRST AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MERCHANTS BANCORP

ARTICLE I

Name

The name of the Corporation is Merchants Bancorp.

ARTICLE II

Purposes

The purpose of the Corporation is to engage in any lawful business.

ARTICLE III

Period of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

Authorized Shares

Section 4.1.  The total number of shares which the Corporation has authority to issue shall be fifty-five million (55,000,000) shares, consisting of fifty million (50,000,000) shares of common stock, without par value (the “Common Stock”) and five million (5,000,000) shares designated as preferred stock, without par value per share (the “Preferred Stock”).

Section 4.2.  General Terms of All Shares.  The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem, or otherwise acquire the Corporation’s own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities.  Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption, or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

The Board of Directors of the Corporation may dispose of, issue, and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation.  Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine.

The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities.  Except as otherwise provided in Section 4.4, the Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series. A statement of the designations, relative rights, preferences, powers, qualifications, limitations, and restrictions granted to or imposed upon the respective classes of shares of capital stock or the holders thereof is as follows in Sections 4.3 and 4.4.

Section 4.3.  Other Terms of Common Stock.

(a) Except as otherwise provided by the Indiana Business Corporation Law (“Corporation Law”) and subject to such shareholder disclosure and recognition procedures (which may including voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, the holder of each authorized, issued and outstanding share of Common Stock of the Corporation shall have the sole and exclusive right, at every shareholders’ meeting, to one (1) vote for each share of Common Stock standing in such holder’s name on the books of the Corporation, upon all matters submitted to the vote of the shareholders. Shares of Common Stock shall not have cumulative voting rights.

(b) Shares of Common Stock shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation.

(c)  The holders of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time at the discretion of the Board of Directors.

(d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, the holders of Common Stock shall be entitled to share, ratably according to the number of shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders of Common Stock.

Section 4.4.  Terms of Shares of Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series out of the authorized but unissued shares of

Preferred Stock. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, if any, dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, which may differ from those of any and all other series at time outstanding, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not in excess of the authorized but unissued shares of Preferred Stock or below the number of shares then outstanding). Such shares of Preferred Stock may be redeemed, purchased or otherwise acquired by the Corporation, subject to any limitation or restriction, if any, as is contained in the express terms of such series, and may be reissued except as otherwise provided by law.

(a) 8% Non-Cumulative, Perpetual Preferred Stock. The preferences, limitations, and relative rights of the class of Preferred Stock commonly referred to as the 8% Non-Cumulative, Perpetual Preferred Stock are as follows:

(1)  Number of Shares; Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a total of fifty thousand (50,000) shares of preferred stock, without par value per share, of the Corporation and hereby designated as Non-Cumulative Perpetual Preferred Stock (the “Class”). Shares of the Class (the “Non-Cumulative Perpetual Preferred Shares”) will be issued pursuant to the terms of those certain Subscription Agreements to be entered into by and between the Corporation and each Holder of Non-Cumulative Perpetual Preferred Shares (each, the “Subscription Agreement”). Each share of the Class shall be identical in all respects to every other share of the Class. The Non-Cumulative Perpetual Preferred Shares shall be perpetual, subject to the provisions of Section 4.4(a)(5) below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Subscription Agreement.

(2)  Rank. The Class shall, with respect to the payment of dividends and rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

(i)  Senior and prior to the Common Stock, without par value per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the Articles of Incorporation as ranking junior to the Non-Cumulative Perpetual Preferred Shares. Any shares of the Corporation’s Capital Stock which are junior to the Non-Cumulative Perpetual Preferred Shares with respect to the payment of dividends and rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Junior Shares.”

(ii)  Pari passu with any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the Articles of Incorporation as ranking equal to the Non-Cumulative Perpetual Preferred Shares or which do not state they are Junior Shares or Senior Shares (as defined below). Any shares of the Corporation’s Capital Stock which are equal to the Non-Cumulative Perpetual Preferred Shares with respect to the payment of dividends and rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Parity Shares.”

(iii)  Junior to any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the Articles of Incorporation as ranking senior to the Non-Cumulative Perpetual Preferred Shares. Any shares of the Corporation’s Capital Stock which are senior to the Non-Cumulative Perpetual Preferred Shares with respect to the payment of dividends and rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Senior Shares.”

(3)  Dividends.

(i)  Rate. Holders of Non-Cumulative Perpetual Preferred Shares shall be entitled to receive, on each Non-Cumulative Perpetual Preferred Share, if, as and when declared by the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to each Dividend Period at a rate per annum equal to the Dividend Rate on the Liquidation Amount per Non-Cumulative Perpetual Preferred Share. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Non-Cumulative Perpetual Preferred Shares in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months. The amount of dividends payable on Non-Cumulative Perpetual Preferred Shares on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Non-Cumulative Perpetual Preferred Shares on any Dividend Payment Date will be payable to Holders of record of Non-Cumulative Perpetual Preferred Shares as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than sixty (60) nor less than ten (10) days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Non-Cumulative Perpetual Preferred Shares shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Non-Cumulative Perpetual Preferred Shares as specified in this Section 4.4(a)(3) (subject to the other provisions of the Articles of Incorporation or Code of Bylaws of the Corporation).

(ii)  Priority of Dividends. No dividend (other than dividends or distributions paid in Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid on any Junior Shares unless dividends have been declared and paid on the Non-Cumulative Perpetual Preferred Shares for the then-current Dividend Period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the Holders of Non-Cumulative Perpetual Preferred Shares in the event that dividends have not been declared or paid or set apart on the Non-Cumulative Perpetual Preferred Shares in respect of any prior Dividend Period.  If the full dividend on the Non-Cumulative Perpetual Preferred Shares is not paid for any Dividend Period, then the Holders of Non-Cumulative Perpetual Preferred Shares will have no claim in respect of the unpaid amount so long as no dividend (other than dividends or distributions paid in Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares) is paid on any Junior Shares for such Dividend Period.

No full dividends shall be declared or paid on any Parity Shares for any period unless full dividends have been declared and paid on the Non-Cumulative Perpetual Preferred Shares for the then-current Dividend Period. When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Non-Cumulative Perpetual Preferred Shares and any shares of Parity Shares, all dividends declared on Non-Cumulative Perpetual Preferred Shares and all such Parity Shares and payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the Non-Cumulative Perpetual Preferred Shares and all Parity Shares payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any Parity Shares that bear cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the Holders of Non-Cumulative Perpetual Preferred Shares prior to such Dividend Payment Date.

No dividends may be declared or paid on any Non-Cumulative Perpetual Preferred Shares if at the same time any arrears exist or default exists in the payment of dividends on any outstanding Senior Shares.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Shares, from time to time out of any funds legally available for such payment, and Holders of Non-Cumulative Perpetual Preferred Shares shall not be entitled to participate in any such dividends. The Board of Directors of the Corporation may, in its discretion, choose to pay dividends on the Non-Cumulative Perpetual Preferred Shares without the payment of any dividends on any Junior Shares.

(4)          Liquidation.

(i)  Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), Holders of Non-Cumulative Perpetual Preferred Shares: (A) shall not be entitled to receive the Liquidation Value of the Non· Cumulative Perpetual Preferred Shares held by them until the liquidation value of all Senior Shares shall have been paid in full; and (B) shall be entitled to receive for each Non-Cumulative Perpetual Preferred Share, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Shares, payment in full in an amount equal to the sum of (a) the Liquidation Amount per share and (b) the amount of the dividend (whether or not declared) for the then-current Dividend Period accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the Non-Cumulative Perpetual Preferred Shares for prior Dividend Periods (such amounts collectively, the “Liquidation Preference”). Notwithstanding the foregoing, Holders of Non-Cumulative Perpetual Preferred Shares will not be entitled to be paid any amount in respect of a Liquidation Event until holders of any Senior Shares have been paid all amounts to which such Senior Shares are entitled.

(ii)  Partial Payment. If in any distribution described in Section 4.4(a)(4)(i) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding Non-Cumulative Perpetual Preferred Shares and the corresponding amounts payable with respect of any Parity Shares, Holders of Non-Cumulative Perpetual Preferred Shares and the holders of such Parity Shares shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(iii)  No Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Non-Cumulative Perpetual Preferred Shares and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Non-Cumulative Perpetual Preferred Shares as to such distribution has been paid in full, then the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences and the Holders of Non-Cumulative Perpetual Preferred Shares will not be entitled to any further participation in any distribution of assets by the Corporation.

(iv)  Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4.4(a)(4), the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of Non-Cumulative Perpetual Preferred Shares receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation Event.

(v)  Notice of Liquidation Event. The Corporation shall, no later than the date on which a Liquidation Event occurs, deliver in accordance with the notice provisions of the Subscription Agreement written notice of any Liquidation Event, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, not less than thirty (30) days prior to any payment date stated therein, to each Holder.

(5)          Redemption.

(i)  Optional Redemption. Except as specifically provided in subsection (A) below, the Non-Cumulative Perpetual Preferred Shares may not be redeemed prior to the first Dividend Payment Date falling on or after the fifth (5th) anniversary of the Original Issue Date. At any time: (A) in the event of a change in the capital treatment of the Non-Cumulative Perpetual Preferred Shares (for example, if a change in law results in the disqualification of the Non-Cumulative Perpetual Preferred Shares as Tier 1 capital of the Corporation under the applicable risk-based capital guidelines of the appropriate federal banking agency with respect to the Corporation [as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision]); or (B) on or after the first Dividend Payment Date falling on or after the fifth (5th) anniversary of the Original Issue Date, subject to the approval of the appropriate federal banking agency with respect to the Corporation [as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision], the Corporation, at its option, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, any or all of the Non-Cumulative Perpetual Preferred Shares at the time outstanding, upon notice given as provided in Section 4.4(a)(5)(iii) below, at a redemption price equal to the sum of (A) the Liquidation Amount per share and (B) except as otherwise provided below, any accrued and unpaid dividends (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

The redemption price for any shares of Non-Cumulative Perpetual Preferred Shares shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4.4(a)(3) above.

(ii)  No Sinking Fund. The Non-Cumulative Perpetual Preferred Shares will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Non-Cumulative Perpetual Preferred Shares will have no right to require redemption or repurchase of any shares of Non-Cumulative Perpetual Preferred Shares.

(iii)  Notice of Redemption. Notice of every redemption of Non-Cumulative Perpetual Preferred Shares shall be given by first class mail, postage prepaid, addressed to the Holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of Non- Cumulative Perpetual Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Non-Cumulative Perpetual Preferred Shares.  Notwithstanding the foregoing, if any Non-Cumulative Perpetual Preferred Shares are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the Holders of such Non-Cumulative Perpetual Preferred Shares at such time and in any manner permitted by such facility. Each notice of redemption given to a Holder shall state: (A) the redemption date; (B) the number of Non-Cumulative Perpetual Preferred Shares to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (C) the redemption price; and (D) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(iv)  Partial Redemption. In case of any redemption of part of the Non-Cumulative Perpetual Preferred Shares at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which Non-Cumulative Perpetual Preferred Shares shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(v)  Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the Holders of the shares called for redemption, with a bank or trust company doing business in Indianapolis, Indiana, and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three (3) years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(vi)  Status of Shares. Any Non-Cumulative Perpetual Preferred Shares that are redeemed, repurchased or otherwise acquired by the Corporation and subsequently canceled by the Board of Directors shall be retired and shall not be subject to reissuance.

(6)  Voting Rights.

(i)  Except as otherwise expressly provided herein or as required by law, the holder of each authorized, issued and outstanding Non-Cumulative Perpetual Preferred Share shall have no voting power, either individually or as a class, on any matter whatsoever.

(ii)  So long as any Non-Cumulative Perpetual Preferred Shares remain outstanding, the vote or consent of the Holders of at least a majority of the outstanding Non-Cumulative Perpetual Preferred Shares, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(A)  Authorization of Senior Shares. Any amendment or alteration of the Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of Capital Stock of the Corporation ranking senior to with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(B)  Amendment of Non-Cumulative Perpetual Preferred Shares. Any amendment, alteration or repeal of any provision of the Articles of Incorporation (including, unless no vote on such merger or consolidation is required by Section 4.4(a)(6)(ii)(C) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers associated with the Non-Cumulative Perpetual Preferred Shares; or

(C)  Share Exchanges Reclassifications Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Non-Cumulative Perpetual Preferred Shares, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (A) the Non-Cumulative Perpetual Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Non-Cumulative Perpetual Preferred Shares immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 4.4(a)(6)(ii), any increase in the amount of the authorized preferred stock of the Corporation, including any increase in the authorized amount of Non-Cumulative Perpetual Preferred Shares necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the date of the Subscription Agreement, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to Non-Cumulative Perpetual Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders of outstanding Non-Cumulative Perpetual Preferred Shares.

In the event that the Holders of at least a majority of the outstanding Non-Cumulative Perpetual Preferred Shares agree to allow the Corporation to alter or change the rights, preferences or privileges of the Class pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the Non-Cumulative Perpetual Preferred Shares then outstanding.

(iii)  Changes after Provision for Redemption.  No vote or consent of the holders of Non-Cumulative Perpetual Preferred Shares shall be required pursuant to Section 4.4(a)(6)(ii) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding Non-Cumulative Perpetual Preferred Shares shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 4.4(a)(5) above.

(iv)  Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Non-Cumulative Perpetual Preferred Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation and the Code of Bylaws of the Corporation.

(7)  No Conversion Rights; No Preemptive Rights; Other Rights.  Holders of Non- Cumulative Perpetual Preferred Shares shall have no right to exchange or convert such shares into any other securities or any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. The Non-Cumulative Perpetual Preferred Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

(8)  Certain Definitions. As used in this Section 4.4(a), the following terms shall have the following respective meanings:

(i)            “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of Indiana generally are authorized or required by law or other governmental actions to close.

(ii)  “Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

(iii)          “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

(iv)          “Dividend Period” has the meaning set forth in Section 4.4(a)(3)(i).

(v)           “Dividend Rate” means eight percent (8%) per annum.

(vi)          “Dividend Record Date” has the meaning set forth in Section 4.4(a)(3)(i).

(vii)         “Original Issue Date” means the date on which Non-Cumulative Perpetual Preferred Shares are first issued.

(viii)        “Holder” means any holder of Non-Cumulative Perpetual Preferred Shares, all of such holders being the “Holders.”

(ix)  “Liquidation Amount” means $1,000.00 per Non-Cumulative Perpetual Preferred Share, subject to adjustment in the event of a stock split, stock dividend or similar event applicable to the Class.

ARTICLE V

Directors

Section 5.1.           Number of Directors.  The number of directors shall be set by the By-Laws of the Corporation.  In the absence of a By-Law provision fixing the number of directors, the number shall be nine (9).

Section 5.2.           Qualifications of Directors.  Directors need not be shareholders of the

Corporation.

Section 5.3.           Removal of Directors.  Any director may be removed from office with or without cause by either (a) the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote on election of directors at a meeting of shareholders called for that purpose, or (b) the affirmative vote of not less than a majority of the actual number of directors elected and qualified and then in office.

ARTICLE VI

Provisions for Regulation of Business
and Conduct of Affairs of Corporation

Section 6.1.  By-Laws of the Corporation.  The Board of Directors by a majority vote of the actual number of directors elected and qualified from time to time shall have the power, without the assent or vote of the shareholders, to make, alter, amend or repeal the By-Laws of the Corporation.

Section 6.2.  Indemnification of Directors, Officers and Employees.

(a)           Definitions.  For purposes of this Section, the following terms shall have the following meanings:

(1)           “Liabilities” and “Expenses” shall mean monetary obligations incurred by or on behalf of a director or officer in connection with the investigation, defense or appeal of a Proceeding or in satisfying a claim thereunder and shall include, but shall not be limited to, attorneys’ fees and disbursements, amounts of judgments, fines or penalties, excise taxes assessed with respect to an employee benefit plan, and amounts paid in settlement by or on behalf of a director or officer.

(2)           “Other Enterprise” shall mean any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, for which a director or officer is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent.

(3)           “Proceeding” shall mean any claim, action, suit or proceeding (whether brought by or in the right of the Corporation or Other Enterprise or otherwise), civil, criminal, administrative or investigative, whether formal or informal, and whether actual or threatened or in connection with an appeal relating thereto, in which a director or officer may become involved, as a party or otherwise, (i) by reason of his being or having been a director or officer of the Corporation (and, if applicable, an officer, employee or agent of the Corporation) or a director, officer, partner, trustee, employee or agent of an Other Enterprise or arising out of his status as such, or (ii) by reason of any past or future action taken or not taken by a director or officer in any such capacity, whether or not he continues to be such at the time he incurs Liabilities and Expenses under the Proceeding.

(4)           “Standard of Conduct” shall mean that a director or officer, based on facts then known to the director or officer, discharged the duties as a director or officer, including duties as a member of a committee, in good faith in what he reasonably believed to be in or not opposed to the best interests of the Corporation or Other Enterprise, as the case may be, and, in addition, in any criminal Proceeding had no reasonable cause to believe that his conduct was unlawful.  The termination of any Proceeding, by judgment, order, settlement (whether with or without court approval) or conviction or upon a plea of guilty, shall not create a presumption that the director or officer did not meet the Standard of Conduct.  The termination of any Proceeding by a consent decree or upon a plea of nolo contendere, or its equivalent, shall create the presumption that the director or officer met the Standard of Conduct.

(b)           Indemnification.  If a director or officer is made a party to or threatened to be made a party to any Proceeding, the Corporation shall indemnify the director or officer against Liabilities and Expenses incurred by him in connection with such Proceeding in the following circumstances:

(1)           If a director or officer has been wholly successful on the merits or otherwise with respect to any such Proceeding, he shall be entitled to indemnification for Liabilities and Expenses as a matter of right.  If a Proceeding is terminated against the director or officer by consent decree or upon a plea of nolo contendere, or its equivalent, the director or officer shall not be deemed to have been “wholly successful” with respect to such Proceeding.

(2)           In all other situations, a director or officer shall be entitled to indemnification for Liabilities and Expenses as a matter of right unless (i) the director or officer has breached or failed to perform his duties as a director or officer in compliance with the Standard of Conduct and (ii) with respect to any action or failure to act by the director or officer which is at issue in such Proceeding, such action or failure to act constituted willful misconduct or recklessness.  To be entitled to indemnification pursuant to this Subparagraph b(2), the director or officer must notify the Corporation of the commencement of the Proceeding in accordance with Paragraph (e) and request indemnification.  A review of the request for indemnification and the facts and circumstances underlying the Proceeding shall be made in accordance with one of the procedures described below; and the director or officer shall be entitled to indemnification as a matter of right unless, in accordance with such procedure, it is determined beyond a reasonable doubt that (i) the director or officer breached or failed to perform the duties of the office in compliance with the Standard of Conduct, and (ii) the breach or failure to perform constituted willful misconduct or recklessness.  Any one of the following procedures may be used to make the review and determination of a director’s or officer’s request for indemnification under this Subparagraph b(2):

(A)          by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to, or who have been wholly successful with respect to, such Proceeding;

(B)          if a quorum cannot be obtained under (A) above, by a majority vote of a committee duly designated by the Board of Directors (in the designation of which, directors who are parties to such Proceeding may participate), consisting solely of two or more directors who are not parties to, or who have been wholly successful with respect to, such Proceeding; or

(C)          by independent legal counsel selected by a majority vote of the full Board of Directors (in which selection, directors who are parties to such Proceeding may participate).

(D)          by a committee consisting of three (3) or more disinterested persons selected by a majority vote of the full Board of Directors (in which selection, directors who are parties to such Proceeding may participate).

Any determination made in accordance with the above procedures shall be binding on the Corporation and the director or officer.

(3)           If several claims, issues or matters of action are involved, a director or officer may be entitled to indemnification as to some matters even though he is not entitled to indemnification as to other matters.

(4)           The indemnification herein provided shall be applicable to Proceedings made or commenced after the adoption of this Section, whether arising from acts or omissions to act which occurred before or after the adoption of this Section.

(c)           Prepaid Liabilities and Expenses.  The Liabilities and Expenses which are incurred or are payable by a director or officer in connection with any Proceeding shall be paid by the Corporation in advance, with the understanding and agreement between such director or officer and the Corporation, that, in the event it shall ultimately be determined as provided herein that the director or officer was not entitled to be indemnified, or was not entitled to be fully indemnified, the director or officer shall repay to the Corporation such amount, or the appropriate portion thereof, so paid or advanced.

(d)           Exceptions to Indemnification.  Notwithstanding any other provisions of this Section to the contrary, the Corporation shall not indemnify a director or officer:

(1)           for any Liabilities or Expenses incurred in a suit against a director or officer for an accounting of profits allegedly made from the purchase or sale of securities of the Corporation brought pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and any amendments thereto or the provisions of any similar federal, state or local statutory law; or

(2)           for any Liabilities and Expenses for which payment is actually made to or on behalf of a director or officer under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance.

(3)           for any Liabilities or Expenses incurred in a suit or claim against the director or officer arising out of or based upon actions attributable to the director or officer in which the director or officer gained any personal profit or advantage to which he was not legally entitled.

(e)           Notification and Defense of Proceeding.  Promptly after receipt by a director or officer of notice of the commencement of any Proceeding, the director or officer will, if a request for indemnification in respect thereof is to be made against the Corporation under this Section, notify the Corporation of the commencement thereof; but the failure to so notify the Corporation will not relieve it from any obligation which it may have to the director or officer otherwise than under this Section.  With respect to any such Proceeding as to which the director or officer notifies the Corporation of the commencement thereof:

(1)           the Corporation will be entitled to participate therein at its own expense; and

(2)           except as otherwise provided below, to the extent that it may so desire, the Corporation, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the director or officer.  After notice from the Corporation to the director or officer of its election to assume the defense of the director or officer in the Proceeding, the Corporation will not be liable to the director or officer under this Section for any legal or other Expenses subsequently incurred by the director or officer in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below.  The director or officer shall have the right to employ counsel in such Proceeding, but the Expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the director or officer unless:

(A)          the employment of counsel by the director or officer has been authorized by the Corporation;

(B)          the director or officer shall have reasonably concluded that there may be a conflict of interest between the Corporation and the director or officer in the conduct of the defense of such Proceeding; or

(C)          the Corporation shall not in fact have employed counsel to assume the defense of such Proceeding;

in each of which cases the Expenses of counsel employed by the director or officer shall be paid by the Corporation.  The Corporation shall not be entitled to assume the defense of any Proceeding brought by or in the right of the Corporation or as to which the director or officer shall have made the conclusion provided for in (B) above.

(3)           The Corporation shall not be liable to indemnify a director or officer under this Section for any amounts paid in settlement of any Proceeding without the Corporation’s prior written consent.  The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on a director or officer without the director or officer’s prior written consent.  Neither the Corporation nor a director or officer will unreasonably withhold its or his consent to any proposed settlement.

(f)            Other Rights and Remedies.  The rights of indemnification provided under this Section are not exhaustive and shall be in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law.  Irrespective of the provisions of this Section, the Corporation may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of the Corporation Law, or any successor law, as then in effect, whether with regard to past or future matters.

(g)           Continuation of Indemnity.  All obligations of the Corporation under this Section shall survive the termination of a director’s or officer’s service in any capacity covered by this Section.

(h)           Insurance.  The Corporation may purchase and maintain insurance on behalf of any director, officer or other person or any person who is or was serving at the request of the Corporation as a director, officer, partner, trustee or agent of an Other Enterprise against any liability asserted against such person and incurred by such person in any capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of applicable statutes, this Section or otherwise.

(i)            Benefit.  The provisions of this Section shall inure to the benefit of each director or officer and his respective heirs, personal representatives and assigns and the Corporation, its successors and assigns.

(j)            Severability.  In case any one or more of the provisions contained in this Section shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 6.3.  Consideration of Non-Financial Factors.  In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating any merger, consolidation or share exchange of the Corporation with or into any other corporation, any sale, lease, exchange, or other disposition of substantially all of the assets of the Corporation or any significant subsidiary thereof to or with any other corporation, person, or other entity, or any liquidation or dissolution of the Corporation or adoption of any plan with respect thereto or a tender or exchange offer, the board of directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transactions, consider all of the following factors and any other factors which it deems relevant:

(a)                                 The social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located;

(b)                                 The business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and

(c)                                  The competence, experience, and integrity of the acquiring person or persons and its or their management.

Section 6.4.  Acquisition of Additional Shares by Certain Persons.  Any person, who, separately or in association with one or more persons, acquires an aggregate of ten percent (10%) of the then outstanding common stock of the Corporation, in connection with any subsequent, direct or indirect acquisition of common stock of the Corporation in connection with a tender or exchange offer, open market purchase or business combination, is required to offer and pay for such additional shares an amount which is at least equal to the highest price paid to acquire shares of the Corporation’s common stock then held by such person or his associates unless such subsequent acquisition has been approved by a majority of the Board of Directors.

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